CERTIFICATE OF FORMATION
                                     OF
                         SCOTIA PACIFIC COMPANY LLC

          The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

          FIRST:    The name of the limited liability company (hereinafter
called the "limited liability company") is SCOTIA PACIFIC COMPANY LLC.

          SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Limited Liability Company Act of the State of Delaware are Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805-1297.

          THIRD: The nature of the business to be conducted by, and the purposes of, the limited liability company are to engage in any lawful act or activity for which a limited liability company may be organized under the Limited Liability Company Act of the State of Delaware.

          FOURTH: No member of the limited liability company may bind the limited liability company except in accordance with the limited liability company agreement of the limited liability company as in effect from time to time.

          FIFTH: The limited liability company shall indemnify and hold harmless each member, each manager and each officer of the limited liability company, to the fullest extent permitted by law.

Executed on May 29, 1998.


                              /s/ Timothy J. Neumann
                              Timothy J. Neumann, Authorized Person